Exhibit 28(a) 9 under Form N-1A

Exhibit 3 under Item 601/Regulation S-K

Federated Core Trust

Amendment No. 11

to the Declaration of Trust

dated August 21, 1996

This Declaration of Trust is amended as follows:

Strike Section 5 of Article III and replace it with the following:

Section 5. Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Article XIII, Section 7, inter alia, to establish and designate any additional Series or to modify the rights and preferences of any existing Series, the Series shall be, and are established and designated as,

Emerging Markets Core Fund

Federated Bank Loan Core Fund

Federated Mortgage Core Portfolio

High-Yield Bond Portfolio

The undersigned hereby certify that the above Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 10th day of February, 2016, to become effective on the 1st day of

March, 2016.

WITNESS the due execution hereof this 10th day of February, 2016.

/s/ John F. Donahue___________________	/s/ Peter E. Madden_________
John F. Donahue	Peter E. Madden

/s/ John T. Collins___________________	_/s/ Charles F. Mansfield, Jr._____________
John T. Collins	Charles F. Mansfield, Jr.

/s/ J. Christopher Donahue______________	_/s/ Thomas M. O’Neill_______________
J. Christopher Donahue	Thomas M. O’Neill

/s/ Maureen Lally-Green______________	/s/ P. Jerome Richey___________________
Maureen Lally-Green	P. Jerome Richey

/s/ G. Thomas Hough__________________	_/s/ John S. Walsh____________________
G. Thomas Hough	John S. Walsh